EXHIBIT 14.0

                         LAST MILE LOGISTICS GROUP, INC.

                                 CODE OF ETHICS
                                     FOR THE
            PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

         Last Mile Logistics Group, Inc., a Florida corporation (the "Company"), is committed to conducting its business in compliance with all applicable laws, rules and regulations and in accordance with high standards of business conduct. The Company strives to maintain the highest standard of accuracy, completeness, and disclosure in its financial dealings, records, and reports. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders, and for maintaining compliance with financial reporting requirements. The Company's principal executive officer and all of the Company's senior financial executives must agree to comply in all material respects with the following principles. For the purposes of this Code of Ethics, the term "senior financial officers" means the Company's principal financial officer, the Company's principal accounting officer, the Company's controller, and persons performing similar functions.

         The principal executive officer and each senior financial officer of the Company will adhere to and advocate the following principles and responsibilities governing his or her professional and ethical conduct, each to the best of his or her knowledge and ability:

         1. Act with honesty and integrity and in an ethical manner, and attempt to avoid actual or apparent conflicts of interest in personal and professional relationships.

         2. Promptly disclose to the Company, through the Audit Committee, the Chief Accounting Officer or the Company's legal counsel, any material transaction or relationship that reasonably could be expected to give rise to an actual or perceived conflict of interest.

         3. Provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and in other public communications made by the Company.

         4. Provide constituents of the Company with information that is accurate, complete, objective, relevant, timely and understandable.

         5. Comply in all material respects with applicable rules and regulations of governmental authorities and agencies.

         6. Use reasonable judgment in the processing and recording of all financial transactions.


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         7. Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of the Company's business for personal advantage.

         8. Share knowledge and maintain skills important and relevant to his or her constituents' needs.

         9. Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

         10. Comply with generally accepted accounting standards and practices, rules, regulations and controls.

         11. Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

         12. Maintain books and records that fairly and accurately reflect the Company's business transactions.

         13. Sign only those documents that he or she believes to be materially true, correct and complete.

         14. Devise, implement, and maintain sufficient internal controls to assure that financial record keeping objectives are met.

         15. Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

         16. Not knowingly be a party to any illegal activity.

         17. Respect and contribute to the legitimate and ethical objectives of the Company.

         18. Not make, or tolerate to be made, materially false statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or wire communications.

         19. Report to the Company, through the Audit Committee, the Chief Accounting Officer, or the Company's legal counsel any situation where any law, rule or regulation, or this Code of Ethics, are known to have been violated.

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         The failure of any person to comply in all material respects with this
Code of Ethics will not be tolerated by the Company and that any material deviation therefrom or material violation thereof will result in serious consequences, which may include, but may not be limited to, reprimand, dismissal or legal action.

         The persons subject to this Code of Ethics will acknowledge in writing that they have been made aware of this Code of Ethics.

Adopted on March 20, 2007.

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